Exhibit 10.1.21

PERFORMANCE SHARE AGREEMENT

THIS PERFORMANCE SHARE AGREEMENT (the “Award Agreement”) is entered into by and between Great Plains Energy Incorporated (the “Company”) and __________________ (the “Grantee”).  All capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to in the Company’s Amended Long-Term Incentive Plan, as amended as of May 1, 2007 (the “Plan”).

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries in a key capacity, and the Company desires to (i) encourage the Grantee to acquire a proprietary and vested long-term interest in the growth and performance of the Company, (ii) provide the Grantee with the incentive to enhance the value of the Company for the benefit of its customers and shareholders, and (iii) encourage the Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and

WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Performance Shares as approved on May 6, 2008, pursuant to the terms and conditions of the Plan and this Award Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.
Performance Share Award.  The Company hereby grants to the Grantee an Award of ______________________________ (________) Performance Shares for the three-year period ending _______________________ (the “Award Period”).  The Performance Shares may be earned based upon the Company’s performance as set forth in Appendix A.

2.	Terms and Conditions. The Award of Performance Shares is subject to the following terms and conditions:

a.	The Performance Shares shall be credited with a hypothetical cash credit equal to the per share dividend paid on the Company’s common stock as of the date of any such dividend during the Award Period.

b.
Except as otherwise specifically provided herein, the Award of Performance Shares is subject to and governed by the applicable terms and conditions of the Plan, which are incorporated herein by reference.

GREAT PLAINS ENERGY INCORPORATED

By: ________________________________	________________________________
Michael J. Chesser	___________________ Grantee
Dated: __________________________

APPENDIX A

Performance Criteria for the 2008-2010 Plan

The performance criteria is total shareholder return, compared to, and measured against, the performance of other companies within a peer group consisting of the Edison Electric Institute’s (EEI) index of electric utilities.  Upon the expiration of the Award Period, the Committee will compare the Company’s total shareholder return with the total shareholder return of the companies within the peer group index and determine the Company’s percentile ranking within the peer group during the Award Period.

Total Shareholder Return Percentile Rank	Percentage Payout
81st and Above	200%
65th to 80th	150%
50th to 64th	100%
35th to 49th	50%
34th and Below	0

There will not be any payment of performance shares for a negative return over the 3-year performance period.